VIAVI Announces CFO Resignation

Chandler, Arizona, August 30, 2023 - (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI”) announced today that the board of directors has accepted the resignation of Henk Derksen as VIAVI’s Chief Financial Officer (“CFO”), effective August 25, 2023. Mr. Derksen is resigning from his position and plans to return to Europe to pursue a new opportunity. His resignation is not the result of any dispute or disagreement with VIAVI on any matter relating to VIAVI’s operations, policies or practices.

Mr. Derksen plans to depart the Company on September 30, 2023, and has informed VIAVI that he is committed to an orderly transition of his duties. Effective October 1, 2023, and until a permanent successor has been identified, VIAVI’s Board has appointed Pam Avent, currently VIAVI’s Global Controller, to serve as its interim CFO.

“I am sorry to see Henk leave. However, I understand and respect his personal situation and objectives. I thank him for his immense contribution and support during the past two and a half years and wish him success in his future endeavors.” said Oleg Khaykin, President and Chief Executive Officer of VIAVI. Khaykin added, “We have initiated a search for Henk’s successor.”

About VIAVI Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions for communications service providers, hyperscalers, equipment manufacturers, enterprises, government and avionics. VIAVI is also a leader in light management technologies for 3D sensing, anti-counterfeiting, consumer electronics, industrial, automotive, government and aerospace applications. Together with our customers and partners we are United in Possibility, finding innovative ways to solve real-world problems. Learn more about VIAVI at www.viavisolutions.com. Follow us on VIAVI Perspectives, LinkedIn, Twitter, YouTube and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements on identifying a new chief financial officer. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. For more information on these risks, please refer to the "Risk Factors" section included in the Company's most recent Annual Report on

Form 10-K filed with the Securities and Exchange Commission on August 17, 2023. The forward-looking statements contained in this press release are made as of the date hereof and the Company assumes no obligation to update such statements.

Investors Contact:
Investor Relations, 408-404-4507; investor.relations@viavisolutions.com

Press Contact:
Amit Malhotra, 202-341-8624; amit.malhotra@viavisolutions.com